Exhibit 99.1

ITEX Acquires American Commerce Exchange

Bellevue, WA – June 7, 2017 –ITEX Corporation (OTC: ITEX), The Membership Trading CommunitySM, today announced it had acquired American Commerce Exchange (ACX) of Glendale, California. The all-cash transaction includes a 300-member client list, transaction histories, websites, trademarks and certain assets transferred to ITEX’s corporate office.

ACX was founded by Mark Tracy in 1982. Mr. Tracy commented, “Selling something you’ve built for 35 years is never easy. I got to know ITEX’s CEO Steven White through industry events over the decades, and believe the barter industry is better and stronger today because of him. Knowing Steve and the way he transformed ITEX as the industry leader really helped to make this decision easier for me.”

Steven White, CEO of ITEX, stated “Mark has been a consistent, dedicated operator for years with a high level of integrity. It is very satisfying for ITEX to facilitate this transaction with Mark and to give him peace of mind that the ACX members will be well cared for in his absence. We are experts at integration and since ITEX has locations across the country we provide thousands of new customers for the acquired members and a great exit strategy for exchange owners. A win, win for all stakeholders.”

About ITEX

ITEX, The Membership Trading CommunitySM, is a leading marketplace for cashless business transactions. Our business services and exclusive distribution channel allows member businesses to transfer value to acquire products and services without exchanging cash. We generate revenue by charging members percentage-based transaction fees and association fees. ITEX is headquartered in Bellevue, WA. We routinely post important information on the investor relations portion of our website. For more information, please visit www.itex.com.

This press release may contain forward-looking statements that involve risks and uncertainties concerning our expected performance and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: our revenue growth and success being tied to the operations of our broker network; our future revenue growth remaining uncertain; substantial and increasing competition from the ecommerce industry and other distribution channels; our business being subject to online security risks, unplanned system interruptions or system failures; increased regulation related to virtual currencies; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, which are available at www.sec.gov. ITEX undertakes no duty to update or revise any forward-looking statements.